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                                                                    Exhibit 10.7


                              EMPLOYMENT AGREEMENT



         AGREEMENT made as of the _____ day of ______________, 1997 by and between AMERICAN CARD TECHNOLOGY, INC., a Delaware corporation (the "Company"), and PETER J. QUADAGNO of West Chester, Pennsylvania (the "Employee").


                              W I T N E S S E T H :


         WHEREAS, Employee is employed by the Company as its Director of Marketing and Sales, and as a condition of closing on an initial public offering of the Company's common stock through Whale Securities L.P., Employee and the Company have required that this Employment Agreement be entered into.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties hereto agree as follows:

         (1)      Duties and Extent of Services

                  (a) The Company shall employ the Employee, and the Employee shall be employed by the Company, as its Director of Marketing and Sales. The Employee shall perform such duties as are assigned or delegated to him by the President, the Chief Executive Officer, or the Board of Directors of the Company (the "Board"). Without limiting the generality of the foregoing, the Employee shall be responsible for market planning, business development, and control over direct and indirect sales distribution channels for the Company, subject to the supervision of the President, the Chief Executive Officer, or the Board.

                  (b) The Employee shall devote substantially all of his business time, attention and energies to the business of the Company and the performance of his responsibilities and duties and shall carry out such responsibilities and duties diligently and to the best of his abilities. The Employee recognizes that the Company is entering into this Agreement because of the Employee's expertise, skills, and talents and his agreement to devote all of such expertise, skills, and talents to the tasks assigned him pursuant to this Agreement. The Employee agrees that he shall not engage in any other business activities of any kind which would give rise to a conflict of interest for the Employee with respect to his duties and obligations to the Company.

         (2) Term. Subject to the termination rights set forth in paragraph 4 hereof, the term (the "Term") of this Agreement shall begin on the date on which an initial public offering of the Company's Common Stock is closed (the "IPO Date") and shall continue until the date which is three (3) years after the IPO Date.

         (3) Compensation; Benefits. In consideration of the Employee's rendering of services pursuant to this Agreement, Employee shall be entitled to the following compensation and benefits:


                                       (1)

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                  (a) Employee shall be paid a base annual salary of (A) One
Hundred Ten Thousand and 00/100 Dollars ($110,000.00) during the first year of the Term, (B) One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) during the second year of the Term, and (C) an amount to be determined by the Executive Committee of the Board during the third year of the Term, but in any event, such amount shall not be less than One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00), payable in equal bi-weekly installments in arrears.

                  (b) In addition, the Company shall pay the Employee an annual bonus (the "Bonus") for each year of the Term if the Company has achieved the following performance objectives as set forth below:

                           (i) During the first year of the Term, if gross sales
of Smart Cards (net of returns) ("Gross Sales") equal or exceed $5.0 million, the Bonus shall be $10,000.00. For every additional $1.0 million in Gross Sales during the first year of the Term, the Bonus shall increase by $5,000.00 up to a maximum aggregate Bonus during the first year of the Term of $40,000.00.

                           (ii) During the second year of the Term, if Gross
Sales equal or exceed $31 million, the Bonus shall be $75,000.00.

                           (iii) The Bonus and the performance objectives to be
achieved during the third year of the Term shall be established by the Executive Committee of the Board.

The Bonus shall be payable by the Company within sixty (60) days after completion of the one (1) year period for which it is determined.

                  (c) As additional consideration for the Employee's rendering of services pursuant to this Agreement, the Company shall grant to the Employee an Incentive Stock Option to purchase 20,000 shares of common stock of the Company (the "Option") at such exercise prices as may be determined by the Compensation Committee and subject to the terms and conditions of the Company's 1996 Stock Option Plan, a copy of which Employee acknowledges having received. Notwithstanding anything contained herein or therein to the contrary, the Employee's right to purchase the shares covered by the Option shall be subject to the following:

                           (i) The Option shall only become exercisable as
follows:

                                    (A) 6,667 of the option shares become
exercisable after the one year anniversary of employment;

                                    (B) 6,667 of the option shares become
exercisable after the second anniversary; and

                                    (C) the final 6,666 of the option shares
becomes exercisable after the third anniversary of employment.

                           (ii) If the Employee is terminated for Cause (as
hereinafter defined) or voluntarily terminates his employment hereunder, the Employee shall have no further rights to exercise the Option, in whole or in part.

                                       (2)

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                           (iii) During the first year of the Term, if the
Employee is terminated by the Company for no reason pursuant to paragraph 4(a) hereof or in the event of death or disability at any time, the aggregate number of shares covered by the Option shall be reduced to 6,667.

                           (iv) After the first full year of the Term, if the
Employee is terminated by the Company for no reason pursuant to paragraph 4(a) hereof or in the event of death or disability at any time, the aggregate number of shares covered by the Option shall be adjusted by multiplying 20,000 by a fraction, the numerator of which equals the number of days that the Employee was employed by the Company and the denominator of which equals 1,095.

                  (d) The Company shall reimburse the Employee for (i) reasonable weekly commuting expenses from Philadelphia, Pennsylvania to Atlanta, Georgia and reasonable weekly lodging expenses in Georgia, both subject to the Company's approval and (ii) reasonable out-of-pocket expenses incurred in connection with the business of the Company.

                  (e) During the term of this Agreement, the Employee shall be entitled to paid vacation time of four (4) weeks during each calendar year at such times as are mutually acceptable to the Employee and the Company.

                  (f) The Employee shall be entitled to such fringe benefits, including, but not limited to, participation in medical, dental, and life insurance plans, as are customarily provided to the senior executives of the Company as determined by the Board of Directors of the Company and as provided by the terms of the applicable benefit plans.

         (4)      Termination; Severance

                  (a) Either the Company or Employee may terminate Employee's employment under this Agreement unilaterally at any time for any reason or for no reason by giving the other party sixty (60) days' advance notice of the intention to terminate.

                  (b) In addition to the termination rights in paragraph 4(a), the Company shall have the right to terminate the Employee's employment under this Agreement immediately at any time for Cause. For purposes hereof, Cause is defined to be:

                           (i) Employee engages in deliberate misconduct or
engages in conduct which brings public obloquy upon the Company;

                           (ii) Employee repeatedly fails (A) to perform his
obligations hereunder, or (B) to follow reasonable directions of the Board of Directors of the Company;

                           (iii) Employee is convicted of, or pleads nolo
contendere to, any crime or offense other than a misdemeanor;

                           (iv) Employee is repeatedly intoxicated by alcohol or
drugs during the performance of his duties; or

                                       (3)

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                           (v) Employee breaches this Agreement in any material
way, and such breach is not cured or corrected with due diligence by Employee after written notice of such breach from the Company.

                  (c) Employee's employment shall also terminate immediately in the event of the death or disability of the Employee. For purposes hereof, "disability" of the Employee shall occur on the date on which a reasonable, good faith determination is made by the Board that, by reason of the physical or mental condition of the Employee, it is reasonably probable that the Employee will be unable to perform his duties under this Agreement for a period of at least one hundred eighty (180) days following the date of the Board's determination;

                  (d) In the event of termination of Employee's employment or in the event of death or disability prior to the end of the Term, Employee shall be entitled to a lump sum severance payment payable on the date of termination as follows:

                           (i) If the Employee's employment is terminated by the
Company without Cause pursuant to paragraph 4(a) during the first year of the Term, the Employee shall be entitled to a payment equal to the sum of:

                                    (A) one (1) year of the then current base
annual salary, and

                                    (B) any accrued salary which has not been
paid, and

                                    (C) any expense reimbursements due and owing
to him at the time of such termination.

                           (ii) In the event the Employee's employment is
terminated without Cause pursuant to paragraph 4(a) at any time after the end of the first year of the Term or due to the Employee's death or disability at any time during the Term, the Employee or Employee's estate shall be entitled to a payment equal to the sum of:

                                    (A) six (6) months of the then current base
annual salary (including accrued portions),

                                    (B) any accrued salary which has not been
paid, and

                                    (C) any expense reimbursements due and owing
to him at the time of such termination.

                           (iii) In the event that the Employee's employment is
terminated by the Company for Cause or is terminated by the Employee voluntarily prior to the end of the Term, the Employee shall not be entitled to any severance payment.

                  (e) Upon termination or expiration of the term of this Agreement, the Employee shall promptly return to the Company any Company property in his possession or under his control, including, but not limited to, documents, equipment, disks, tapes and keys.

                                       (4)

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                  (f) Termination of this Agreement shall have no effect on the rights and obligations of the parties pursuant to paragraph 5 hereof.

         (5) Employee Representations. The Employee hereby represents and warrants to the Company that the performance of the Employee's obligations pursuant to this Agreement and the Employee's compliance with the terms of this Agreement will not conflict with or result in a breach of any terms, conditions, or provisions of, or constitute a default under, any other agreements, including, without limitation, any noncompete, non-piracy, consulting, or employment agreements, and that the Employee is not subject to any restrictive covenants which would interfere with the performance of the Employee's obligations hereunder.

         (6) Confidential Information; Covenant Not to Compete

                  (a) The Employee acknowledges that the Company's business is conducted in world-wide markets and that, in the course of performing his responsibilities and duties pursuant to this Agreement, he will obtain knowledge of, information relating to, and will develop at the Company's expense, Confidential Information (as hereinafter defined) which, if disclosed to competitors of the Company, would cause substantial injury to the Company. The Employee therefore acknowledges the Company's legitimate need to prevent disclosure and use of Confidential Information and that, but for the covenants of the Employee set forth in this Paragraph 5, the Company would not be willing to enter into this Agreement.

                  (b) The Employee agrees that he shall not, at any time during or after the term of his employment by the Company, disclose to any person, firm or corporation, or use for any purpose other than in connection with the performance of his responsibilities and duties under this Agreement, any proprietary information or other confidential information relating to the business of the Company, including, but not limited to, technology, know-how, trade secrets, techniques, client or customer lists, details of client or customer contracts or relationships, pricing policies, operational methods, or marketing plans or strategies (collectively, "Confidential Information"). The Employee agrees that upon expiration or termination of his employment by the Company he shall promptly return to the Company all property of the Company, including, but not limited to, all Confidential Information and all documents, recordings and other materials describing, evidencing or otherwise relating to Confidential Information. Employee acknowledges that any and all intellectual property related to the business of the Company is the property of the Company and Employee has no rights therein.

                  (c) The Employee agrees that during the term of his employment by the Company, and for a period of two (2) years thereafter (the "Restricted Period"), he will not, directly or indirectly, own, operate, manage, join, control or participate in the ownership, management, operation or control of, or be employed by, render aid or advice to, or otherwise be associated with, any person, firm, corporation or other organization that is engaged in the United States and/or Canada in the business of developing, manufacturing, marketing, selling, or distributing any Smart Card Related Systems which are competitive with any developed or prospective Smart Card Related Systems which are actually being marketed by the Company at any time during the Restricted Period. For the purposes of this Section, Smart Card Related Systems shall be defined as any system or application employing technology, incorporating, using or otherwise related to Smart Cards (the "NonCompete Covenant").

                                       (5)

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                  (d) Employee agrees that during the term of his employment by the Company and for a period of two (2) years immediately following the termination of his employment for any reason, Employee will not directly or indirectly, for himself or on behalf of, or in conjunction with any other person, persons, company, partnership, corporation or business entity, hire or employ any current employees or personnel of the Company or induce or entice any such person to leave the employ of the Company without the prior written consent of the Company.

                  (e) Reference to the Company as used in this paragraph 5 shall include any subsidiary or affiliate or successor in interest to the Company or any such subsidiary or affiliate.

                  (f) If the Employee breaches, or threatens to commit a breach of, any of the provisions of paragraph 5 hereof (the "Restrictive Covenants"), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, including but not limited to the right to entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not continuing, of any of the Restrictive Covenants, it being acknowledged and agreed by the Employee that any breach or threatened breach of any of the Restrictive Covenants would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company. The foregoing right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                  (g) The Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. The Company and the Employee further acknowledge and agree that if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, that it is clearly the intent of the parties that the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portions. No provision herein shall be dependent upon the validity of any other provision.

         (7) Miscellaneous

                  (a) All notices sent pursuant to this Agreement shall be in writing, and shall be deemed duly given if delivered personally or sent by certified mail, return receipt requested, to the parties at their last known addresses.

                  (b) This Agreement is governed by and is to be enforced according to the laws of the State of Georgia and shall not be modified or any provision waived unless in writing signed by the parties. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate as or be construed as a waiver of any subsequent breach.

                  (c) Notwithstanding any provision contained in this Agreement to the contrary, the Employee's obligations set forth in paragraph 5 hereof shall survive the expiration or termination of this Agreement or the Employee's employment by the Company for any reason.

                  (d) This Agreement is the entire agreement of the parties and expressly supersedes all previous agreements, expressions or discussions between the parties or any affiliate of the parties.

                                       (6)

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                  (e) This Agreement shall be binding upon the parties and their heirs, executors, administrators, successors, and assigns. Notwithstanding the foregoing, this Agreement is entered into by the Company in consideration of the personal expertise and skills of the Employee and, accordingly, the Employee may not assign or delegate any obligation, right, or interest contained in this Agreement. The Employee acknowledges and agrees that the Company's rights hereunder may be assigned by the Company to any person or entity, and in the event of such assignment, the Employee agrees that the Employees shall continue to be bound by the covenants set forth herein and such assignee shall thereafter be deemed the "Company" hereunder.


                                       (7)

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


WITNESSES:


------------------------------
                                           ------------------------------
                                           Peter J. Quadagno
------------------------------



                                           AMERICAN CARD TECHNOLOGY, INC.

------------------------------
                                           By
                                             ----------------------------
                                             Raymond Findley, Jr.
------------------------------               Its President

                                       (8)